Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated April 25, 2012 in the Registration Statement (Form N-2) and related Prospectus and Statement of Additional Information of Nuveen California AMT-Free Municipal Income Fund (formerly known as Nuveen Insured California Tax-Free Advantage Municipal Fund) filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-184971).

/s/ Ernst & Young LLP

Chicago, Illinois

April 12, 2013